                                                                    EXHIBIT 6(a)


                  STOCK OPTION AGREEMENT WITH WILLIAM K. MALONE

                          STOCK OPTION AGREEMENT UNDER
                            McINTOSH BANCSHARES, INC.
                        1998 INCENTIVE STOCK OPTION PLAN

         THIS STOCK OPTION AGREEMENT (the "Agreement") entered into this 17th day of June, 1999, between McINTOSH BANCSHARES, INC. (hereinafter called the "Company"), a bank holding company incorporated under the laws of the State of Georgia, and WILLIAM K. MALONE (hereinafter called the "Employee"), a salaried employee of the McINTOSH ST ATE BANK, a wholly-owned subsidiary of the Company (hereinafter called the "Bank").

                              W I T N E S S E T H :

         WHEREAS, on June 17, 1999, the Company granted to the Employee the option hereinafter described pursuant to, subject to and upon the terms and conditions set forth in the 1998 Incentive Stock Option Plan of Company (hereinafter called the "Plan"), and promptly thereafter notified the Employee of the grant of such option, and

         WHEREAS, the Company and the Employee desire to enter into this Agreement to reduce their agreement relating to the grant of the option to writing.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the good and valuable services rendered by the Employee to the Bank in the past and to be rendered in the future, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

         1. Grant of Option. Pursuant to action of the Board of Directors of the Company, the Company does hereby irrevocably grant to the Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option to purchase ten thousand (10,000) shares (the "Shares") of the $2.50 par value common stock of the Company as authorized at the date hereof (the "Common Stock") on the terms and conditions herein set forth (hereinafter called the "Option").

         2. Purchase Price. The purchase price of the Shares of Common Stock per share subject to the Option shall be Forty Five and No/100 Dollars ($45.00) per share, the fair market value of the Common Stock on the date of grant.

         (c) Vesting of Option.

             (a) Subject to the provisions of Paragraphs 3(c), 3(d), 3(e), 3(f) and 3(g) hereof, the Option to purchase Shares shall become vested and may be exercised by said Employee as to the number of Shares and on the dates set out on the following schedule:


             Date                                            Number of Shares
             -----                                           ----------------
             First anniversary of this Agreement                  2,000
             Second anniversary of this Agreement                 2,000
             Third anniversary of this Agreement                  2,000
             Fourth anniversary of this Agreement                 2,000
             Fifth anniversary of this Agreement                  2,000

All Options granted hereunder expire and are void unless exercised within ten
(10) years of the date of grant (the "Option Termination Date").

             (b) In the event of a Change in Control (as defined in section 7(c)(i) of the Plan), the Option shall be fully vested and exercisable immediately as to all Common Stock granted under the Option; provided, such Change in Control transaction is executed during the period commencing as of the date of an agreement providing for such transaction and ending as of the earlier of the expiration date of such Option or the date on which the disposition of assets or stock contemplated by such agreement is consummated. Provided, however, if such Employee should breach any covenant regarding proprietary information or other protective covenants of an employment agreement with the Company or Bank following termination, then any Option granted hereunder but not exercised as of the date of such breach shall be immediately forfeited.

             (c) In the event that the employment of Employee with the Bank, Company or a subsidiary of the Company is terminated by reason of such Employee's death, any Options granted under this Agreement which have not vested as of the date of such Employee's death shall immediately expire and shall become unexercisable on such date. All vested and exercisable Options granted under this Agreement to such Employee shall be exercisable until the earlier of the Option Termination Date or the date twelve months after the date of such Employee's death. Any such vested Option of a deceased Employee may be exercised prior to their expiration only by a person or persons to whom such Employee's Option rights pass by will or by the laws of descent and distribution.

             (d) In the event that the employment of an Employee with the Bank, Company or a subsidiary of the Company is terminated by reason of such Employee's permanent and total disability (as defined under Section 22(e)(3) of the Internal Revenue Code), any Options which have not vested as of the date of such Employee's termination of employment by reason of permanent and total disability shall immediately expire and shall become unexercisable on such date. All vested and exercisable Options granted under pursuant to this Agreement to such Employee shall be exercisable until the earlier of the Option Termination Date or the date twelve months after the date of such Employee's permanent and total disability.

             (e) In the event that the employment of an Employee with the Bank, Company or a subsidiary of the Company is terminated for cause (i.e., fraud, dishonesty or willful misconduct), all Options granted under this Agreement shall immediately expire and the Employee shall immediately forfeit all Options granted under this Agreement.

             (f) In the event that the employment of an Employee with the Bank, Company or a subsidiary of the Company is terminated by reason of such Employee's retirement, any Options which have not vested as of such Employee's retirement date shall expire and become unexercisable on the earlier of the Option Termination Date or the date three months after such Employee's retirement date. All vested and exercisable Options granted under this Agreement to such Employee shall expire on the earlier of the Option Termination Date or the date three months after such Employee's retirement date.

             (g) In the event that the employment of an Employee with the Bank, Company or a subsidiary of the Company terminates employment for any reason other than for cause or retirement, death or permanent and total disability, any Options which have not vested as of such Employee's termination date, shall expire and become unexercisable on the earlier of the Option Termination Date or the Employee's termination date. All vested and exercisable options as of such Employee's termination date shall expire on the earlier of the Option Termination Date or 90 days after termination. A leave of absence approved in writing by the Board shall not be deemed a termination of employment for purposes of this section, but no Option may be exercised during any such leave of absence.

          4. Exercise of Option.

             (a) The Option shall be exercisable in whole, at any time, or in part, from time to time, during the term of the Option as to all or any of the Shares then purchasable under the Option, except that an Option shall not be exercisable with respect to fractions of a share. The term of the Option shall be ten (10) years from the date hereof or such shorter period as is prescribed in Paragraphs 3(c), 3(d), 3(e), 3(f) and 3(g) hereof. Provided, however, if such Employee should breach any covenant regarding proprietary information or other protective covenants of an employment agreement with the Company or Bank following termination, then any Option granted hereunder but not exercised as of the date of such breach shall be immediately forfeited.

             (b) Except as provided in said Paragraphs 3(c), 3(d), 3(e),
3(f) and 3(g), the Option shall not be exercisable unless the Employee shall, at the time of exercise, be an employee of the Bank, Company or a subsidiary of the Company. The holder of the Option shall have none of the rights of a stockholder with respect to the Shares of Common Stock subject to the Option until such Shares shall have been issued to him upon the exercise of the Option.

            (c) At the discretion of the Board of Directors the time within which the Options herein granted may be exercised may be accelerated.

            (d) The entire Option Price shall be paid in cash at the time the Option is exercised.

         5. Nontransferability of Option. The Option shall not be transferable by the Employee otherwise than by will or the laws of descent and distributions, and the Option is exercisable, during his lifetime, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. In the event of any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any attachment or similar process upon the Option, the Option shall be null and void and without effect.

         6. Change of Common Stock.

            (a) In the event that the Common Stock of the Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the corporation or of another kind of shares of stock or other securities of the corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares, or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Common Stock of the Company which was theretofore appropriated, or which thereafter may be subject to an Option under the plan, the number and kind of shares of stock or other securities into which each outstanding share of the Company shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be and the Option price adjusted accordingly. Outstanding options shall also be appropriately amended by the Board as to price and other terms, as may be necessary to reflect the foregoing events.

            (b) If there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or of any stock or other securities into which such stock shall have been changed, or for which it shall have been exchanged, and if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any option which was heretofore granted or which may thereafter be granted under the plan, then such adjustment shall be made in accordance with such determination.

            (c) Fractional shares of Common Stock resulting from any adjustments in Options pursuant to this section shall be settled as the Board or Committee shall determine.

The grant of an Option pursuant to the plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganization or changes or its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any parts of its business or assets.

         7. Miscellaneous.

            (a) This Option Agreement does not confer upon the Employee any right to continue in the employ of the Bank or of any parent corporation, nor does it interfere in any way with the right of the Bank or of any such parent corporation to terminate the employment of the Employee at any time.

            (b) Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its corporate headquarters in Jackson, Georgia, Attention: Secretary of McIntosh Bancshares, Inc. Such notice shall (a) state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and
(b) be signed by the person or persons so exercising the Option or, in the event the Option is being exercised pursuant to Paragraph 3( c) hereof by any person or persons other than the Employee, accompanied by appropriate proof of the right of such person or persons other than the Employee to exercise the Option. Such notice shall be accompanied by payment of the full purchase price of such Shares, in which event the Company shall issue and deliver a certificate or certificates representing such Shares as soon as practicable after the notice is received. Payment of such purchase price shall be made by certified or bank cashier's check payable to the order of "McIntosh Bancshares, Inc.". All Shares issued as provided herein will be fully paid and nonassessable.

            (c) The Company shall at all times during the term of this Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all fees and expenses necessarily incurred by the Company in connection with the issue of Shares pursuant hereto and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

            (d) The Option is effective as of the date hereof, but shall expire thirty (30) days after the date of grant if the Employee does not execute and deliver a copy of this Option Agreement to the Company on or prior to that date.

            (e) Notwithstanding any other provision of this Agreement to the contrary, it is the intention that the Option qualify as an "incentive stock option" under said Section 422 of the Code and the Option and this Agreement are also deemed to contain such other terms or conditions as may be necessary (and not contain any terms or conditions inconsistent with said Section 422) so that the Option qualifies as an incentive stock option under said Section 422.

            (f) As a condition to the exercise of an Option, the Board may in its sole discretion, require the Employee to pay, in addition to the purchase price of the Shares covered by the Option, an amount in cash or shares equal to any federal, state and local taxes that may be required to be withheld in connection with the exercise of such Option.

            (g) Employee will promptly give the Company written notice at its corporate headquarters, now in Jackson, Georgia, Attention: Secretary of McIntosh Bancshares, Inc., of any sale of any Shares purchased pursuant to the Option which is made within twelve months after the date of exercise of the Option or twenty-four months from the date of grant.

            (h) This Stock Option Agreement has been entered into pursuant to and shall be governed by the laws of the State of Georgia.

         IN WITNESS WHEREOF, the Company has caused this Option Agreement to be exercised by its duly authorized officers, and the Employee has hereunto set his hand and affixed his seal, the day and year first above written.

"COMPANY"                                    "EMPLOYEE"

McINTOSH BANCSHARES, INC.

BY:
    ------------------------------           --------------------------------
    Chairman                                 WILLIAM K. MALONE